Exhibit 99.1
                                    SUNBEAM

FOR IMMEDIATE RELEASE
---------------------


                      SUNBEAM ANNOUNCES DECISION TO REVAMP
  BUSINESS MODEL FOR OUTDOOR GRILL BUSINESS AND DISCONTINUE GRILL MANUFACTURING
                        AT NEOSHO, MO., FACILITY IN 2003

 COMPANY CITES COMPETITIVE PRESSURE FROM PRICE EROSION AND LOWER-COST IMPORTED
          PRODUCTS AS CONTRIBUTING TO DISCONTINUATION OF MANUFACTURING

                     ALTERNATIVES FOR STRENGTHENING BUSINESS
   INCLUDE LICENSING AGREEMENTS AND STRATEGIC PARTNERSHIPS TO MEET DEMAND FOR
                             SUNBEAM BRANDED GRILLS

 SUNBEAM COMMITTED TO EFFORTS AIMED AT UTILIZATION OF FACILITY TO HELP MAINTAIN
                          JOBS IN THE NEOSHO COMMUNITY

BOCA RATON, FLORIDA, NOVEMBER 13, 2002 - Sunbeam Corporation announced today that it will be revamping the business model for its outdoor grill business, which will include discontinuing manufacturing operations at the Company's manufacturing facility in Neosho, Missouri. Plans to discontinue manufacturing operations will be initiated immediately and the process will continue in phases, with final closing of manufacturing operations expected during the 2003 fiscal year. Sunbeam cited competitive pressure from price erosion and lower-cost imported products as contributing to this decision.

Sunbeam is considering a number of alternative business models for the grill operations going forward, including licensing agreements and strategic partnerships to provide Sunbeam-branded outdoor grills and accessories to continue to meet the demand for Sunbeam products in this market.

The Coleman(R) and Campingaz(R) grill businesses are not affected by this decision.

Sunbeam Chairman and Chief Executive Officer, Jerry W. Levin, said, "We believe Sunbeam's outdoor grill business is viable and continues to hold real potential for the future under a new business model that will concentrate on our valuable brand strength. Brand awareness for Sunbeam products is higher than 90%, and Sunbeam continues to be one of the top brands of choice for consumers in the categories in which we compete."

Mr. Levin continued, "Sunbeam has been a part of the Neosho community for many years, and we will work hard to make this transition as smooth as possible for everyone affected by the company's decision. We remain committed to our ongoing efforts to support utilization of this facility by other companies in order to help maintain jobs in the Neosho community."

Sunbeam will continue to employ and provide compensation and benefits for its outdoor grill employees through the transition phase, and Sunbeam plans to provide competitive severance packages in line with Company policy. Sunbeam will also be working with local and state authorities to provide support and assistance for workers in Neosho in securing new employment.

SUNBEAM CORPORATION is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of consumer products under such world-class brands as Coleman(R), Sunbeam(R), Oster(R), Mr. Coffee(R), Health o meter(R), Grillmaster(R), First Alert(R), Campingaz(R) and Coleman Powermate(R).


Media Contact:

Mark Baker
212-484-7780
mbaker@rlmnet.com